Exhibit 99.2

JINGSHAN SANHE LUCKYSKY NEW ENERGY TECHNOLOGIES CO., LTD

Unaudited Condensed Financial Statements

September 30 2020 and December 31, 2019

To:	The Board of Directors and Stockholders of
Jinshan Sanhe Luckysky New Energy Technologies Co. Ltd.

Report of Independent Registered Public Accounting Firm

Results of Review of Interim Financial Information

We have reviewed the condensed balance sheet of Jinshan Sanhe Luckysky New Energy Technologies Co. Ltd. (the “Company”) as of September 30, 2020, and the related condensed statements of operations and comprehensive loss for the nine-month periods ended September 30, 2020 and 2019, and stockholders’ equity for the nine-month periods then ended September 30, 2020 and 2019, and condensed statements of cash flows for the nine-month periods then ended September 30, 2020 and 2019, and the related notes (collectively referred to as the interim financial statements). Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim condensed financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the balance sheet of the Company as of December 31, 2019 and 2018, and the related statements of operations and comprehensive loss, retained earnings, and cash flows for the years then ended (not presented herein); and in our report dated January 13, 2021, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying balance sheet as of December 31, 2019, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

Basis for Review Results

These interim condensed financial statements are the responsibility of the Company’s management. We conducted our review in accordance with the standards of the PCAOB. A review of interim condensed financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

/s/ WWC, P.C.

Certified Public Accountants

San Mateo, California

January 13, 2021

We have served as the Company’s auditor since 2020.

Jingshan Sanhe Luckysky New Energy Technologies Co., Ltd

Unaudited Condensed Balance Sheets

As of September 30, 2020 and December 31, 2019

(Stated in US Dollars)

	September 30, 2020	December 31, 2019

Assets
Current assets
Cash and cash equivalents	$114,162	$292,901
Notes receivable	-	143,345
Other receivables and other current assets	44,628	490,115
Due from related parties	6,881	5,435,552
Inventories	584,119	1,068,500
Advances to supplies	1,104,705	1,063,437
Prepaid expenses	-	2,275
Prepaid taxes	484,581	13,190
Total current assets	2,339,076	8,509,315

Non-current assets
Property, plant and equipment, net	3,852,391	2,122,632
Construction in progress	15,515	549,511
Other assets	-	12,328
Deferred Tax Asset	281,243	274,547
Right-of-use assets	1,044,933	1,304,610
Total Non-Current Assets	5,194,082	4,263,627

Total Assets	$7,533,158	$12,772,942

Liabilities and Stockholders’ Equity
Current liabilities
Short-term bank loans	$440,522	$-
Accounts payable	715,019	63,172
Taxes payable	217	-
Accrued liabilities and other payable	67,595	109,013
Customers advances	627,128	6,217,612
Lease Payable - current portion	406,376	391,131
Total current liabilities	2,256,857	6,780,928

Lease Payable - non-current	818,446	779,212
Total Non-Current Liabilities	818,446	779,212

Total Liabilities	$3,075,303	$7,560,140

Stockholders’ Equity
Paid in capital	$4,710,254	$4,710,254
Retained earnings	135,363	994,433
Accumulated other comprehensive loss	(387,762)	(491,885)
Total Stockholders’ Equity	4,457,855	5,212,802

Total Liabilities and Stockholders’ Equity	$7,533,158	$12,772,942

See Accompanying Notes to the Financial Statements

Jingshan Sanhe Luckysky New Energy Technologies Co., Ltd

Unaudited Condensed Statements of Operations and Comprehensive Loss

For the three months and nine months ended September 30, 2020 and 2019

(Stated in US Dollars)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2020	2019	2020	2019

Net revenues	$26,107	$2,240	$924,833	$4,045,421
Cost of revenues	(4,487)	1,398	610,069	2,443,977
Gross profit	30,594	842	314,764	1,601,444

Operating expenses:
Research and development	5,582	8,345	24,596	31,182
Selling and marketing expenses	94,951	51,830	102,639	573,499
General and administrative expenses	361,752	238,232	1,051,967	658,533
Total operating expenses	462,285	298,407	1,179,202	1,263,214

Operating loss	(431,691)	(297,565)	(864,438)	338,230

Other income (expenses):
Interest income	53	303	244	1,359
Interest expense	(4,235)	-	(6,791)	-
Other income	62	13,142	11,915	13,360
Total other income(expenses)	(4,120)	13,445	5,368	14,719

(Loss)income before taxes from operations	(435,811)	(284,120)	(859,070)	352,949

Provision for income taxes	-	(47,935)	-	164,827
Net (loss)income	$(435,811)	$(236,185)	$(859,070)	$188,122

Other comprehensive income:
Foreign currency translation gain (loss)	1,276,354	1,143,023	104,123	(210,275)
Comprehensive (loss)income	$840,543	$906,838	$(754,947)	$(22,153)

See Accompanying Notes to the Financial Statements

Jingshan Sanhe Luckysky New Energy Technologies Co., Ltd

Unaudited Condensed Statements of Stockholders’ Equity

For the nine months ended September 30, 2020 and 2019

(Stated in US Dollars)

			Accumulated Other
	Paid in	Retained	Comprehensive
	Capital	Earnings	Loss	Total
Balance, January 1, 2019	$4,710,254	$1,286,600	$(415,367)	$5,581,487
Net income	-	188,122	-	188,122
Foreign currency translation adjustment	-	-	(210,275)	(210,275)
Balance, September 30, 2019	$4,710,254	$1,474,722	$(625,642)	$5,559,334

Balance, January 1, 2020	$4,710,254	$994,433	$(491,885)	$5,212,802
Net loss	-	(859,070)	-	(859,070)
Foreign currency translation adjustment	-	-	104,123	104,123
Balance, September 30, 2020	$4,710,254	$135,363	$(387,762)	$4,457,855

See Accompanying Notes to the Financial Statements

Jingshan Sanhe Luckysky New Energy Technologies Co., Ltd

Unaudited Condensed Statements of Cash Flows

For the nine months ended September 30, 2020 and 2019

(Stated in US Dollars)

	For the nine months ended
	September 30,
	2020	2019
Cash flows from operating activities

Net loss	$(859,070)	$188,122
Adjustments to reconcile net (loss)/income to cash provided by operating activities:
Depreciation	205,872	80,441
Noncash lease expenses - operating lease right-of-use assets	283,889	229,866

Change in operating assets and liabilities:
Note receivables	143,008	(145,734)
Inventory	497,121	191,665
Prepayments and deposit	(362)	(639,367)
Other receivables	445,502	(655,119)
Deferred tax assets	-	(70,952)
Accounts payables	633,334	29,864
Other payables and accruals	(42,927)	(4,792)
Taxes payable	(458,563)	(472,235)
Operating lease liabilities	25,257	(94,076)
Advance from customer	(5,592,269)	(4,602,608)

Net cash used in operating activities	(4,719,208)	(5,964,925)

Cash flows from investing activities
Purchase of plant and equipment and construction in progress	(1,306,954)	(1,783,063)
Net cash used in investing activities	(1,306,954)	(1,783,063)

Cash flows from financing activities
Proceeds from bank loans	429,025	-
Other receivables-related party	5,416,103	7,670,291
Net cash provided by financing activities	5,845,128	7,670,291

Net decrease of cash and cash equivalents	(181,034)	(77,697)

Effect of foreign currency translation on cash and cash equivalents	2,295	(11,245)

Cash and cash equivalents–beginning of period	292,901	391,186

Cash and cash equivalents–end of period	$114,162	$302,244

Supplementary cash flow information:
Interest received	$1,708	$1,359
Interest paid	$47,483	$-
Income taxes paid	$-	$697,962

See Accompanying Notes to the Financial Statements

JINGSHAN SANHE LUCKYSKY NEW ENERGY TECHNOLOGIES CO., LTD

Notes to Unaudited Condensed Financial Statements

(Stated in US Dollars)

1.	Organization and Principal Activities

Jingshan Sanhe Luckysky New Energy Technologies Co., Ltd (the “Company”), a company incorporated in the People’s Republic of China (“PRC”) on April 17, 2018. The Company researches, develops and manufactures ethanol fuel and fuel additive products and sells such products in China.

2.	Summary of Significant Accounting Policies

Method of accounting

Management has prepared the accompanying financial statements and these notes in accordance with generally accepted accounting principles in the United States of America; the Company maintains its general ledger and journals with the accrual method accounting.

Use of estimates

The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Accounts receivables

Account receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when the collection of the full amount is no longer probable. Bad debts are written off against allowances.

Advances and prepayments to suppliers

The Company makes advance payments to suppliers. Upon raw materials is provided by suppliers, the applicable amount is reclassified from advances and prepayments to cost of revenue.

Plant and equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. The Company typically applies a salvage value of 0% to 5%. The estimated useful lives of the plant and equipment are as follows:

Plant and buildings	20 years
Machinery and equipment	5 -10 years
Motor vehicles	4 -5 years
Office equipment	3 -5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts, and any gain or loss are included in the Company’s results of operations. The costs of maintenance and repairs are recognized to expenses as incurred; significant renewals and betterments are capitalized.

Construction in progress and prepayments for equipment

Construction in progress and prepayments for equipment represent direct and indirect acquisition and construction costs for plants, and costs of acquisition and installation of related equipment. Amounts classified as construction in progress and prepayments for equipment are transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. Depreciation is not provided for assets classified in this account.

Accounting for the impairment of long-lived assets

The Company annually reviews its long-lived assets for impairment or whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. Impairment may be the result of becoming obsolete from a change in the industry, the introduction of new technologies, or if the Company has inadequate working capital to utilize the long-lived assets to generate adequate profits. Impairment is present if the carrying amount of an asset is less than its expected future undiscounted cash flows.

If an asset is considered impaired, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Foreign currency translation

The accompanying financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (RMB). The Company’s assets and liabilities are translated into United States dollars from RMB at year-end exchange rates, and its revenues and expenses are translated at the average exchange rate during the period. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	9/30/2020	12/31/2019	9/30/2019
Period/year end RMB: US$ exchange rate	6.8101	6.9762	7.1360
Period/annual average RMB: US$ exchange rate	6.9926	6.8967	6.8618

The RMB is not freely convertible into foreign currencies and all foreign exchange transactions must be conducted through authorized financial institutions.

Revenue recognition

The Company adopted ASC 606 “Revenue Recognition,” and recognizes revenue when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

The Company derives its revenues from sales of high-grade synthetic fuel products. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

●	identify the contract with a customer;

●	identify the performance obligations in the contract;

●	determine the transaction price;

●	allocate the transaction price to performance obligations in the contract; and

●	recognize revenue as the performance obligation is satisfied.

Advertising

All advertising costs are expensed as incurred.

Income taxes

The Company accounts for income tax using an asset and liability approach and allows for the recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

Comprehensive income

The Company uses FASB ASC Topic 220, “Reporting Comprehensive Income.” Comprehensive income is comprised of net income and all changes to the statements of stockholders’ equity, except the changes in paid-in capital and distributions to stockholders due to investments by stockholders.

Financial instruments

The Company’s financial instruments, including cash and equivalents, accounts and other receivables, accounts and other payables, accrued liabilities and short-term debt, have carrying amounts that approximate their fair values due to their short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

●	Level 1 - inputs to the valuation methodology used quoted prices for identical assets or liabilities in active markets.

●	Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Lease

Effective December 31, 2018, the Company adopted ASU 2016-02, “Leases” (Topic 842), and elected the practical expedients that does not require us to reassess: (1) whether any expired or existing contracts are, or contain, leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. For lease terms of twelve months or fewer, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. The Company also adopted the practical expedient that allows lessees to treat the lease and non-lease components of a lease as a single lease component. On December 31, 2018, the Company recognized approximately $1.65 million right of use (“ROU”) assets and approximately $1.51 million lease liabilities based on the present value of the future minimum rental payments of leases, using incremental borrowing rate of 4.75% and 4.90% based on duration of lease terms.

Lease terms used to calculate the present value of lease payments generally do not include any options to extend, renew, or terminate the lease, as the Company does not have reasonable certainty at lease inception that these options will be exercised. The Company generally considers the economic life of its operating lease ROU assets to be comparable to the useful life of similar owned assets. The Company has elected the short-term lease exception, therefore operating lease ROU assets and liabilities do not include leases with a lease term of twelve months or less. Its leases generally do not provide a residual guarantee. The operating lease ROU asset also excludes lease incentives. Lease expense is recognized on a straight-line basis over the lease term.

The Company reviews the impairment of its ROU assets consistent with the approach applied for its other long-lived assets. The Company reviews the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of operating lease liabilities in any tested asset group and includes the associated operating lease payments in the undiscounted future pre-tax cash flows.

Recent accounting pronouncements

In February 2018, the FASB issued ASU 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this Update affect any entity that is required to apply the provisions of Topic 220, Income Statement – Reporting Comprehensive Income, and has items of other comprehensive income for which the related tax effects are presented in other comprehensive income as required by GAAP. The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption of the amendments in this Update is permitted, including adoption in any interim period, (1) for public business entities for reporting periods for which financial statements have not yet been issued and (2) for all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this Update should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. The Company does not believe the adoption of this ASU would have a material effect on the Company’s financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820), – Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement,” which makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. The amendments in this update modify the disclosure requirements on fair value measurements based on the concepts in FASB Concepts Statement, Conceptual Framework for Financial Reporting—Chapter 8: Notes to Financial Statements, including the consideration of costs and benefits. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments are effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted. The Company does not believe the adoption of this ASU would have a material effect on the Company’s condensed financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s balance sheets, statements of income and comprehensive income and statements of cash flows.

3.	Inventories

Inventories consisted of the following as of September 30, 2020 and 2019.

	9/30/2020	12/31/2019
Raw materials	$253,133	$170,557
Finished goods	330,986	897,943
	$584,119	$1,068,500

4.	Plant and Equipment

Plant, and equipment consisted of the following as of September 30, 2020 and December 31, 2019:

	9/30/2020	12/31/2019
At Cost:
Plant and buildings	$1,404,922	$1,044,231
Machinery equipment	2,430,154	1,022,077
Vehicles	33,239	29,834
Computer and office equipment	87,172	83,516
Lease improvement	261,943	92,965
Construction in progress	15,515	549,511
	$4,232,945	$2,822,134

Less: Accumulated depreciation	(365,039)	(149,991)

	$3,867,906	$2,672,143

Depreciation expense for the nine months ended September 30, 2020 and 2019 was $205,872 and $80,441, respectively.

5.	Related Party Transactions

As of September 30, 2020 and December 31, 2019, the outstanding balance due from the related party was $6,881 and $5,435,552, respectively.

As of September 30, 2020 and December 31, 2019, the outstanding balances of $0 and $5,435,552 were due from Xianning lucky sky Energy Holding Group Co. Ltd, a former shareholder of the Company. The amounts are due on demand, non-interest bearing, and unsecured.

As of September 30, 2020 and December 31, 2019, the outstanding balances of $6,881 and $0 were due from Mr. Yuan Wang, a director of the Company. The balances were advances for travel expenses.

6.	Advances to suppliers

The advances to suppliers balance of $1,104,705 and $1,063,437 as of September 30, 2020 and December 31, 2019, respectively, mainly represents the advanced payment to the suppliers for raw materials.

7.	Bank Loans

As of September 30, 2020 and December 31, 2019, the short-term loan consisted of the following:

Short-term Bank Loans	9/30/2020	12/31/2019

Loan from Industrial And Commercial Bank Of China, Jingshan Branch
Interest rate at 3.85% per annum; due 10/23/2020	440,522	-
	$440,522	$-

The short term loan which is denominated in Renminbi, was primarily obtained for general working capital. The loan was credit loan.

8.	Customers Advances

The customers advances balance of $627,128 and $6,217,612 as of September 30, 2020 and December 31, 2019, respectively, mainly represents the advanced payment from the customers for the Green Energy No. 1 product.

9.	Income Taxes

The Company’s primary operation is located in the PRC. The Company is governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations, and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC, Chinese enterprises are subject to income tax at a rate of 25% after appropriate tax adjustments.

The following tables provide the reconciliation of the differences between the statutory and effective tax expenses for the nine months ended September 30, 2020 and 2019:

	September 30,	September 30,
	2020	2019
Loss attributed to PRC operations	$(859,070)	$352,949
Loss before tax	(859,070)	352,949

PRC Statutory Tax at 25% Rate	-	164,827
Effect of tax exemption granted	-	-
Income tax	$-	$164,827

Deferred tax assets

Deferred tax assets are mainly comprised of impairment for its long-term investment as of September 30, 2020 and December 31, 2019. According to Chinese tax regulations, net operating losses can be carried forward to offset taxable income for the next five years, Significant components of its operations of the Company’s deferred tax assets as of September 30, 2020 and December 31, 2019 are approximately as follows:

	September 30,	December 31,
	2020	2019
Net operating losses carried forward	$96,517	$94,219
Long-term investment impairment	183,551	179,181
Others	1,175	1,147
Valuation allowance	-	-
Deferred tax assets, net	$281,243	$274,547

10.	Lease Commitments

Effective December 31, 2018, the Company adopted ASU 2016-02, “Leases” (Topic 842), and elected the package of practical expedients that does not require us to reassess: (1) whether any expired or existing contracts are, or contain, leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. The Company adopted the practical expedient that allows lessees to treat the lease and non-lease components of a lease as a single lease component. The impact of the adoption on December 31, 2018 increased the right-of-uses and lease liabilities by approximately $1.65 million.

The Company had a land, facilities and factory lease agreement with a 5-year lease term starting in April 2018 until April 2023 and another factory and dormitory lease agreement with a 2-year lease term starting in June 2019 until June 2021. Upon adoption of ASU 2016-02, the Company recognized lease liabilities of approximately $1.65 million, with corresponding Right-of-use (“ROU”) assets of the same amount based on the present value of the future minimum rental payments of the new lease, using an effective interest rate of 4.75% and 4.9%, which is determined using an incremental borrowing rate.

The weighted average remaining lease term of its existing leases is 2.56 years.

The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

For the three months ended September 30, 2020 and 2019, rent expenses amounted to $106,952 and $108,990, respectively.

For the nine months ended September 30, 2020 and 2019, rent expenses amounted to $320,855 and $318,591, respectively.

The five-year maturity of the Company’s lease obligations is presented below:

Twelve months ended December 31,	Operating lease amount
2020	$326,217
2021	427,450
2022	419,007
2023	139,669
Total lease payment	1,312,343
Less: interest	(87,521)
Present value of lease liabilities	$1,224,822

11.	Concentrations

Customers Concentrations

For the three months ended September 30, 2020, one customer accounted for 93.5% of the Company’s revenues. For the three months ended September 30, 2019, one customer accounted for 99.9% of the Company’s revenues.

For the nine months ended September 30, 2020, one customer accounted for 93.5% of the Company’s revenues. For the nine months ended September 30, 2019, one customer accounted for 99.9% of the Company’s revenues.

As of September 30, 2020, one customer accounted for 100% of the Company’s Customer Advances. As of September 30, 2019, one customer accounted for 100% of the Company’s Customer Advances.

Suppliers Concentrations

For the three months ended September 30, 2020, four suppliers accounted for 43.1%, 15.9%, 13.2% and 12.0% of the Company’s total purchases. For the three months ended September 30, 2019, three suppliers accounted for 38.6%, 17.9%, 11.7% and 11.0% of the Company’s total purchases.

For the nine months ended September 30, 2020, four suppliers accounted for 27.5%, 20.9%, 10.3% and 10.2% of the Company’s total purchases. For the nine months ended September 30, 2019, three suppliers accounted for 17.1%, 15.9% and 11.7% of the Company’s total purchases.

As of September 30, 2020, three suppliers accounted for 40.2%, 19.5% and 12.0% of the Company’s prepayments; and one supplier accounted for 64.7% of the Company’s total accounts payable. As of September 30, 2019, four suppliers accounted for 33.5%, 16.6%, 15.0% and 13.8% of the Company’s prepayments; and two suppliers accounted for 50.7% and 18.8% of the Company’s total accounts payable.

12.	Risks

A.	Credit risk

The Company’s deposits are made with banks located in the PRC. The deposits are made with banks located in the PRC that do not carry federal deposit insurance and may be subject to loss of the banks become insolvent.

B.	Economic and political risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by changes in the political, economic, and legal environments in the PRC.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

C.	Inflation Risk

Management monitors changes in prices levels. Historically inflation has not materially impacted the company’s financial statements; however, significant increases in the price of raw materials and labor that cannot be passed to the Company’s customers could adversely impact the Company’s results of operations.

13.	Subsequent Events

The Company evaluates subsequent events that have occurred after the balance sheet date but before the financial statements are issued. There are two types of subsequent events: (1) recognized, or those that provide additional evidence with respect to conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, and (2) non-recognized, or those that provide evidence with respect to conditions that did not exist at the date of the balance sheet but arose subsequent to that date. The Company has evaluated subsequent events from September 30, 2020 through the date the financial statements were available to be issued and has determined that there were no material subsequent events that require disclosure.